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EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


RETURN ON EQUITY AND ASSETS

                                                                                             12/31/98
                                                                                             TO
                                                                   ANNUALIZED                9/30/99
                                                                   ----------                -------
Return on average total assets                                     0.68%                     0.51%
Return on average equity                                           7.00%                     5.23%
Dividend Payout Ratio                                              NA                        NA
Average Equity to Average Assets                                                             9.76%


STATEMENT OF COMPUTER PER SHARE EARNINGS


Net income before cumulative effect of change
  In accounting principle                                                                    1,459,713

Net income                                                                                   1,417,503

Average Shares Outstanding                                                                   2,472,500

Basic and diluted net income per share before effect of
  change in accounting principle                                                             0.59

Basic and diluted net income per share                                                       0.57



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